Exhibit 10.2

25 May 2023

Mr. William John Koeck
35 lluka Road
Mosman 2088 Australia

Dear Bill,

Appointment as Non-Executive Director

I am pleased to confirm your appointment as the Deputy Chair and Lead Independent Director of Coronado Global Resources Inc. (Company). Your appointment will take effect on 25 May 2023 and is subject to you returning your signed consent to act as a director of the Company.

If you have any questions about this letter or any of the documents that will be provided to you, please contact Christopher Meyering, VP, Chief Legal Officer & Secretary.

Term of appointment and vacation of office

Your role as a director is contingent on satisfactory performance and re-election in accordance with the Certificate of Incorporation, By-laws and ASX Listing Rules (as applicable).

Following your appointment, you will hold this position until:

•	you resign in writing to the Company; or

•	you cease to be a director in accordance with the Certificate of Incorporation and/or By-laws and the ASX Listing Rules (as applicable).

Role and responsibilities

The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board has a number of functions, including:

•	providing leadership of the Company with a framework of prudent and effective controls which enable risk to be assessed and managed;

•	setting the Company’s strategic aims, ensuring that the necessary financial and human resources are in place for the Company to meet its objectives, and reviewing management performance;

•	setting the Company’s values and ensuring that its obligations to its shareholders and others are understood and met;

•	constructively challenge and contribute to the development of strategy;

•	scrutinise the performance of management in meeting agreed goals and objectives, and monitor the reporting of performance;

•	assure that compliance programs are established and actively oversee such compliance programs, in order to assist in satisfying yourself that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•	be responsible for succession planning and determining appropriate levels of remuneration of executive directors.

Your role as a Deputy Chair and Lead Independent Director has the following key elements:

•	Chair board meetings when the Executive Chair is unavailable or unable to do so;

•	Represent the Board as the lead independent director when the Executive Chair is unable to do so due to his non-independent status or due to a potential conflict of interest;

•	Act as principal liaison between the Independent Directors and the Executive Chair;

•	Represent the Board and the Company in situations where the Executive Chair may be conflicted or is otherwise unavailable or unable to represent the Company;

•	Interact with stockholders, proxy advisors and institutions as directed by the Executive Chair;

•	Support and assist the Executive Chair as and when requested; and

•	Assist with such other matters as reasonably requested from time-to-time by the Executive Chair or the Board.

Full details of the role of the Board and key Board responsibilities are set out in the Board Charter and Corporate Governance Guidelines.

As a director you will have certain directors’ duties, including duties under the Australian Corporations Act and Delaware Corporate Law to act with care and diligence, in good faith, in the best interest of the Company and its shareholders and put the interest of the Company and its shareholders over your own personal interests when making decisions for the Company, and duties in relation to a directors’ use of position and information.

Board meetings

It is expected that the Board will meet approximately 7 times a year. At least 3 of the 7 Board meetings will be physically held in the United States with the remaining Board meetings to be held in Australia.

In addition to the scheduled meetings, the Board may also meet at other times to consider significant matters as they arise. The VP, Chief Legal Officer & Secretary will separately notify you of any additional meetings.

It is expected that you will attend all meetings of the Board in person, or failing that, participate by electronic or other means. By accepting this appointment, you consent to the use of technology such as email or telephone to convene meetings, and to the holding of meetings by telephone or videoconference. You are asked to notify the VP, Chief Legal Officer & Secretary in advance if you cannot attend any meeting.

Board papers will be distributed to you electronically and will generally be sent to you at least one week prior to Board meetings.

Board committees

The Board operates the following standing committees:

•	Audit, Governance and Risk Committee;

•	Compensation and Nominating Committee; and

•	Health, Safety, Environment and Community Committee.

You will be the Chair of the Compensation and Nominating Committee and a member of the Audit, Governance and Risk Committee. You may be asked from time to time to participate in, as the Chair or as a member of, one or more of the Board’s other committees or be removed from a committee. As a member of a committee, you will be required to involve yourself in the activities of the committee that will include, as a minimum, attendance at committee meetings.

Time commitment envisaged

It is expected that you will commit sufficient time to adequately discharge your duties as a director of the Company. At times this will include being available at short notice and may include periods where you will be asked to commit substantial amounts of time.

You should expect to devote sufficient preparation time ahead of each Board and committee meeting as necessary.

Apart from preparing for and attending Board and committee meetings it is expected that you will keep yourself up to date concerning matters affecting the Company and the coal mining industry generally. This may involve meeting with other directors, senior management and shareholders of the Company outside formal scheduled meetings. In addition, it is expected that you will attend all meetings of the Company’s shareholders in person.

You should formally notify the Company, at the time you accept this appointment, of all other directorships held by you and other current significant commitments.

By accepting this appointment, you acknowledge that you have sufficient capacity to meet the necessary time commitments required by the appointment.

Performance Evaluation

Your performance as a director, together with the performance of the Board as a whole and the Board’s committees, will be reviewed in accordance with processes agreed by the Board from time-to-time.

Directors will provide feedback in relation to the performance of the Board and its committees on an annual basis. It is important that individual directors participate in such reviews. Each Board committee will also be required to provide feedback in terms of a review of its own performance.

Fees and Expenses

You will receive compensation for your services as a Deputy Chair and Lead Independent Director in accordance with the compensation program for Non-Executive Directors as in effect from time-to-time. The current compensation for your position, including the standard director’s fee, is AU$275,000 per annum, which includes any statutory superannuation required. In addition, you will receive AU$15,000 per annum for your service as the Chair of the Compensation and Nominating Committee. Your director’s fee and/or your fee for acting as the Chair of the Compensation and Nominating Committee may be increased in the event, and for the period, that you are requested or directed to act as a Chair for any special Committee of the Board or you are asked to act as the Chair of the Board in the event the Executive Chair is unable, unavailable or otherwise conflicted from acting as the Chair of the Board.

Non-Executive Directors may elect to receive some of their annual base fees as Restricted Security Units (RSUs). Further information about the election process for RSUs will be provided to you separately.

Your fees will be paid on a monthly basis by electronic funds transfer into a bank account nominated by you. Please contact the Chief People & Sustainability Officer to make the necessary arrangements.

If applicable, you may choose to receive your superannuation contributions through the Company’s superannuation fund. Alternatively, you may choose to receive your superannuation contributions through your nominated personal superannuation fund or other complying fund. We will provide you with a superannuation standard choice form. Please complete this form and give this to the VP, Chief Legal Officer & Secretary as soon as possible.

It is understood and agreed that in performing services as a director, you are acting as an independent contractor and not as an employee of the Company or any of its affiliates. You will not be entitled to participate in any benefit plan, policy or program sponsored or maintained by the Company or its affiliates for the benefit of their employees. You will be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to you as a director. You are required to provide any information or forms reasonably requested by the Company to determine whether applicable law requires that taxes should be withheld from any payment made to you pursuant to this letter. Notwithstanding the foregoing, if the Company reasonably determines that applicable law requires that such taxes should be withheld, the Company reserves the right to withhold, as legally required, and to notify you accordingly.

You are entitled to be reimbursed travelling and other expenses you properly incur concerning the Company’s affairs, including attending and returning from general meetings of the Company or meetings of the Board or Board committees. It is the usual practice for the Company to provide transport and accommodation for Directors in respect of Company related business.

Except for expenses associated with travelling, you should obtain the approval of the Chairman for the expense before you incur it. Please note that the Company does not pay benefits (other than statutory entitlements) on the retirement of a Non-Executive Director.

Directors’ shareholding

The Company has established a Minimum Shareholding Policy for Non-Executive Directors (a copy of which will be provided to you) which requires Non-Executive Directors to maintain a minimum holding of Company securities.

The Company also has in place a Securities Dealing Policy (a copy of which will be provided to you) that regulates dealing in the Company’s securities by directors and their associates. You should make yourself familiar with this policy, as you are required to comply with it.

You are also required to disclose any trading in Company securities (refer below).

Ongoing disclosure of interests and matters affecting independence

We acknowledge that you have business and other interests outside the Company.

Copies of the current standing notices about interests of all current directors will be provided to you for your information. Your completed notification of interests will be circulated to other directors.

You are expected to declare any current conflict (or potential conflict) of interests and any potential conflict that you become aware of to the VP, Chief Legal Officer & Secretary as soon as apparent. This would include details of:

•	outside directorships;

•	outside investments of significance, of both you and your immediate family; and

•	outside employment or engagements.

The Board may require you to take such steps as are necessary and reasonable to resolve any conflict of interest within an appropriate period. In the event of an actual or potential conflict, the Board may also determine that you should not receive access to certain books and records to which the conflict relates, including any relevant Board papers and that you should absent yourself from the room when the Board discusses and votes on matters to which the conflict relates.

You have been given guidelines, contained in the Board Charter and Corporate Governance Guidelines, which have been adopted to assess the independence of directors and have confirmed that you regard yourself as an independent director within the framework of those guidelines. The Board will assess the independence of each Non-Executive Director at least once a year, and more frequently if required.

If there is a change in circumstances which could affect your independence (or be perceived to do so), you must immediately disclose this to the Board.

Notification of interests to ASX

As a listed company, the Company is required to provide to the ASX information in relation to a director’s interests and transactions in securities of the Company or its related bodies corporate, and to make arrangements with directors obliging them to provide certain information to enable the Company to meet its disclosure obligations within the required time frame. A copy of the Listing Rule 3.19B agreement for these purposes will be provided to you for your completion and signing.

In addition, you will be expected to comply with the Company’s reporting requirements of the Exchange Act of 1934, as amended. If the Company becomes listed in the United States, you will be expected to comply with certain additional disclosures relating to director interests as required in the United States.

There are prescribed forms for notification to ASX. The VP, Chief Legal Officer & Secretary will prepare the initial notification based on the information you provide in relation to your current interests and holdings and will lodge it with the ASX. Please notify the VP, Chief Legal Officer & Secretary within the time frames set out in the Listing Rule 3.19B agreement if your interests in the Company change.

Indemnity, insurance and access to Company documents

You will continue to benefit from your existing Agreement of Indemnity, Insurance and Access (Indemnity Agreement) which terms are similar to those entered into with the other Company directors. At your request, a copy of your Indemnity Agreement is available to you.

Upon request, a copy of the Company’s D&O insurance policy will be provided to you. This D&O insurance policy will be maintained while you hold office of director and for a further 7 years after you cease to be a director of the Company, under the terms of the Indemnity Agreement.

Independent Advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director and it is understood that it may be appropriate for you to seek advice from independent advisers at the Company’s expense. It is expected that you will comply with relevant Board policies when doing so (including consulting with the Executive Chair before seeking such advice).

Confidentiality

Directors must keep confidential Board discussions, deliberations and decisions which have not been publicly disclosed by the Company.

Confidential information received by a director in the course of the exercise of directorial duties remains the property of the Company and it is improper to disclose it (or allow it to be disclosed) either during your appointment or following cessation of your appointment, unless that disclosure has been properly authorised (including in the case of certain directors, pursuant to the Stockholders Agreement between the Company and Coronado Group LLC), or is required by law.

Nothing in this letter prohibits a director from providing truthful information to governmental or regulatory bodies, including reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistle-blower provisions of federal law or regulation. Directors do not need the prior authorization of the Company to make any such reports or disclosures, and directors are not required to notify the Company that such reports or disclosures have been made.

In addition, some information coming to the Board may be subject to a confidentiality undertaking in favour of third persons, and use of that information in breach of the undertaking could expose the Company to liability.

Management

All directors have access to the VP, Chief Legal Officer & Secretary. If you wish to contact a member of the Company’s management, the VP, Chief Legal Officer & Secretary is available to facilitate the meeting.

Charters and policies

In addition to the documents specifically referred to in this letter, Schedule 1 lists various other materials relevant to your role which will be provided to you. These policies and other documents are designed to ensure that the directors, management and employees not only meet their legal obligations, but maintain the Company’s core values.

From time-to-time, the Company may revise the existing policies and adopt new policies in accordance with applicable legislative and governance requirements.

We look forward to welcoming you to our Board. Please feel free to contact me or Christopher Meyering, VP, Chief Legal Officer & Secretary, if you have any queries in relation to the above.

Yours sincerely

/s/ Garold R. Spindler

Garold R. Spindler
Executive Chair

Please sign and return a copy of this letter to the VP, Chief Legal Officer & Secretary.

Acknowledgment

I, William John Koeck confirm that I accept the appointment as Deputy Chief and Lead Independent Director of Coronado Global Resources Inc. on the terms of appointment set out in this letter.

date	29 May 2023
sign here ►	/s/ William John Koeck
print name	William John Koeck

Schedule 1

Relevant material

Form	Action required
Consent to act as Director	Complete and return to the Chief Legal Officer & Secretary
Notification of Interests	Complete and return to the Chief Legal Officer & Secretary
ASX Letter Agreement (Listing Rule 3.19B)	Complete and return to the Chief Legal Officer & Secretary
Appendix 3X - Initial Directors’ Notice	Complete and return to the Chief Legal Officer & Secretary
Notification of Bank Account Details	Complete and return to the Chief Legal Officer & Secretary
ATO Tax File Number Declaration[1]	Complete and return to the Chief Legal Officer & Secretary
Form W-8 (for Australian Directors)	Complete and return to the Chief Legal Officer & Secretary
Form W-9 (for US persons)	Complete and return to the Chief Legal Officer & Secretary
Superannuation Election Form	Complete and return to the Chief Legal Officer & Secretary
Agreement of Indemnity, Insurance and Access	Sign both copies where indicated and return to the Chief Legal Officer & Secretary. Please do not date this Agreement.
Copy of the Company’s D&O insurance policy	No action required
Board & Committee Calendar	No action required

1 Note that failure to complete this form obliges the Company to deduct PAYG instalments at the top marginal rate of tax.

Schedule 1 Relevant material

Form	Action required

Board and Committee Charters

•         Board Charter and Corporate Governance Guidelines

•         Audit, Governance and Risk Committee

•         Compensation and Nominating Committee

•         Health, Safety, Environment and Community Committee

No action required

Board and Company Policies

•         Code of Business Conduct and Ethics

•         Securities Dealing Policy

•         Continuous Disclosure Policy

•         Gender Diversity Policy

•         Whistleblowing Policy

•         Anticorruption Policy

•         External Audit Policy

•         Minimum Shareholding Policy

No action required
Certificate of Incorporation and By-laws	No action required
Copies of current Directors’ current Standing Notice of Directors’ Interests	No action required